Exhibit 99.1
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                        [TOMMY HILFIGER CORPORATION LOGO]


CONTACT:    INVESTOR RELATIONS:                 MEDIA RELATIONS:
            Joe Scirocco/Charlyn Lusk           Ruth Pachman/Wendi Kopsick
            (212) 548-1570/1811                 Kekst and Company
                                                (212) 521-4891/4867


                                                FOR IMMEDIATE RELEASE




                      TOMMY HILFIGER CORPORATION TO ACQUIRE
                      -------------------------------------
                              ITS EUROPEAN LICENSEE
                              ---------------------


      -- Highly complementary transaction adds strong growth opportunity --


HONG KONG, June 29, 2001 - Tommy Hilfiger Corporation (NYSE:TOM), acting upon the recommendation of a Special Committee of its Independent Directors, today announced that it has signed a definitive agreement to acquire all the outstanding shares of T.H. International N.V., the owner of its European licensee, for $200 million in cash.

The principal operating subsidiary of T.H. International is Tommy Hilfiger Europe B.V. (together with its subsidiaries, "Tommy Europe"), which is headquartered in Amsterdam. Tommy Europe markets and distributes Tommy Hilfiger men's, women's and children's sportswear and jeanswear in over 20 countries throughout Europe and the Middle East under license from the Company, currently reaching approximately 3,000 points of distribution. For the fiscal year ended March 31, 2001, Tommy Europe reported revenues of Euro 119 million. It is expected to achieve revenues of approximately Euro 175 million in the full fiscal year ending March 31, 2002, an increase of approximately 47%.

Under the terms of the transaction, the Company will also assume approximately $30 million in short-term debt of Tommy Europe. The transaction is being funded using available cash and is expected to add an aggregate of four to six cents to the Company's earnings per share in the last three quarters of the current fiscal year ending March 31, 2002. The acquisition is expected to be completed in July 2001.

NEW GROWTH OPPORTUNITIES
------------------------
This acquisition combines our fastest growing and largest geographic licensee with our North American business and adds a new and natural growth vehicle for the years to come, as the Tommy Hilfiger brand continues its development as a global lifestyle brand," commented Silas Chou, Co-Chairman of the Company. "With a pan-European focus and diverse distribution channels, Tommy Europe is well positioned to continue to execute its managed growth strategy, particularly as the United States is increasingly influencing European fashion, entertainment and media."

Tommy Europe has built a strong platform to support future growth along with a seasoned management team led by Fred Gehring, Chief Executive Officer and President. The management team, which is expected to remain in place, has extensive experience in key areas of the European apparel industry.

Joel Horowitz, Chief Executive Officer of Tommy Hilfiger Corporation, said, "We have been carefully watching Tommy Europe grow from a start-up venture in 1997 to a well-run and thriving premium apparel company built on sustained interest in and demand for the Tommy Hilfiger brand in multiple product categories across many countries and points of distribution. This is clearly the right time for us to maximize the growth opportunities of Tommy Europe for our shareholders by bringing it in-house. Our goal is to leverage its existing multi-channel and pan-European operating platform to further expand across Europe.

"Tommy Europe has worked hard to appeal to the local tastes and preferences of its European customers, and has developed a successful premium brand in the European market," Mr. Horowitz noted. "Based on the consumer acceptance of the brand within the key European markets and numerous growth opportunities across the region, we believe that Tommy Europe can achieve its plan of annual revenues in excess of Euro




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


300 million within the next several years. In addition, we plan to accelerate the roll-out of licensed products in Europe using Tommy Europe as our foundation."

HIGHLY COMPLEMENTARY TRANSACTION
--------------------------------
Mr. Horowitz concluded, "Beyond top-line growth, there are also expected benefits from the highly complementary nature of the transaction and our experience in growing young businesses quickly but with fiscal prudence. First, we have demonstrated success in integrating two previous licensees. Second, Tommy Europe will join our company as a compatible working partner with a similar culture and focus developed over four years of working together. Finally, our extensive skills in distribution, logistics, production and finance will help Tommy Europe develop a support structure and achieve levels of efficiency in its growth curve much earlier than would normally be the case with an acquired business. We anticipate a seamless integration."

Since Tommy Europe is owned by an affiliate of the Company's two Co-Chairmen, its Chief Executive Officer and Tommy Hilfiger himself, a Special Committee of Independent Directors, advised by independent legal and financial advisors, was established to review and negotiate the transaction. The Special Committee received the opinion of Gleacher & Co. LLC that the consideration to be paid pursuant to the agreement is fair, from a financial point of view, to the Company. The acquisition was unanimously approved by the Special Committee and, upon its recommendation, by the Company's full Board of Directors.

"We approved and recommended this transaction because of Tommy Europe's excellent historical performance, the strength of its management, its expected strategic and financial contribution to the Company and its potential for continued growth," said Simon Murray, Chairman of the Special Committee. "We believe strongly that it is the most immediate and direct way to create long-term value for shareholders."

As part of the transaction, the Company announced that Tommy Hilfiger and Joel Horowitz have each agreed to waive any additional compensation attributable to the net sales and operating earnings of Tommy Europe to which they might otherwise be contractually entitled under their existing employment arrangements.

The Company was advised by Morgan Stanley & Co. Incorporated and Wachtell, Lipton, Rosen & Katz, while the Special Committee of Independent Directors was advised by Gleacher & Co. LLC and Gibson, Dunn & Crutcher. In addition, Tommy Europe was advised by Schroder Salomon Smith Barney and Simpson Thacher & Bartlett.

The Company further announced that, in order to maintain the strength of its balance sheet and financial flexibility, the Board has terminated the remaining portion of the Company's $150 million share repurchase program approved in April 2000. No shares have been acquired under the program since May 24, at which time it was announced that the Company had purchased an aggregate of 6.2 million shares under the program at a total cost of $61.2 million.

The Company will hold a conference call today at 9:30 am ET to discuss this transaction. A webcast of the call is accessible online at WWW.VCALL.COM where it will be available until midnight ET on Friday, July 6. A replay of the call will also be available from 12:30 pm ET today until midnight ET on Saturday, June 30, and can be accessed by dialing (719) 457-0820 and entering the passcode 607307.


TOMMY HILFIGER CORPORATION

Tommy Hilfiger Corporation, through its subsidiaries, designs, sources and markets men's and women's sportswear, jeanswear and childrenswear under the Tommy Hilfiger trademarks. Through a range of strategic licensing agreements, the Company is expanding its product lines to offer a broad array of apparel, accessories, footwear, fragrance and home furnishings. The Company's products can be found in leading department and specialty stores throughout the United States, Canada, Mexico, Central and South America, Europe, Japan, Hong Kong and other countries in the Far East.




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


TOMMY EUROPE

Tommy Europe markets and distributes Tommy Hilfiger men's, women's and children's sportswear and jeanswear in Europe and the Middle East through diverse channels, including wholesale sales to quality retailers, franchisees and regional distributors, and retail sales through a limited number of company-operated specialty and factory outlet stores.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are indicated by words or phrases such as "anticipate," "estimate," "project," "expect," "believe" and similar words or phrases. Such statements are based on current expectations and are subject to certain risks and uncertainties, including, but not limited to, the overall level of consumer spending on apparel, the financial strength of the retail industry generally and the Company's customers, distributors and franchisees in particular, changes in trends in the market segments and geographic areas in which the Company competes, the level of demand for the Company's products, actions by our major customers or existing or new competitors and changes in economic or political conditions in the markets where the Company sells or sources its products, as well as other risks and uncertainties set forth in the Company's publicly-filed documents, including its Annual Report on Form 10-K for the fiscal year ended March 31, 2001. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


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